RANDGOLD RESOURCES LIMITED
Incorporated in Jersey, Channel Islands
Reg. No. 62686
LSE Trading Symbol: RRS
Nasdaq Trading Symbol: GOLD

DEVELOPMENT OF NEW UNDERGROUND MINE FORMALLY UNDERWAY

BAMAKO, MALI, 17 OCTOBER 2006 (LSE:RRS)(NASDAQ:GOLD) - The development of
Randgold Resources' new Yalea underground mine at its Loulo project in Mali was officially launched today with the turning of the first sod by the Minister of
Mines, Energy and Water, Hamed D Semega.

The two open-cast mines at Loulo went into production late last year and to June
2006 had already poured 184 000 ounces of gold. The Yalea development will raise the project's production from 250 000 ounces per year to in excess of 400 000 ounces per year and reduce its cost profile over the next five years. It is expected to remain in production beyond 2020. The boxcut and portal construction at Yalea is now well advanced and excavation of the declines is scheduled to begin before the end of the year. Randgold Resources expects to access the first development ore in late 2007.

A second underground mine - Loulo 0 - is currently at the final planning stage.
To distinguish it clearly from the overall project, Loulo 0 is being renamed
Gara after a nearby stream.

Speaking at the sod-turning ceremony, Randgold Resources chief executive Mark
Bristow said Loulo's systematic transformation into a four-mine complex underlined the project's enormous brownfields potential.

"Randgold Resources is known for its commitment to organic growth driven by exploration and it was our discovery of the Yalea deposit that made Loulo a viable project in the first place. Further exploration showed that underground mines could be developed to complement the open-cast operations on which the project was initially based. These will significantly extend the life and enhance the value of the project and have elevated it to true world-class status," he said.

RANDGOLD RESOURCES ENQUIRIES:
   Chief Executive      Financial Director   Investor & Media Relations
   Dr Mark Bristow      Roger Williams       Kathy du Plessis
   +44 779 775 2288     +44 791 709 8939     +27 11 728 4701
   +223 675 0122        +223 675 0109        Fax: +27 11 728 2547
                                             Cell: +27 83 266 5847
                                             Email: randgoldresources@dpapr.com
                                                    ---------------------------

Website:  www.randgoldresources.com
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DISCLAIMER: Statements made in this document with respect to Randgold Resources'
current plans, estimates, strategies and beliefs and other statements that are not historical facts are forward-looking statements about the future performance of Randgold Resources. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Randgold
Resources cautions you that a number of important risks and uncertainties could cause actual results to differ materially from those discussed in the forward-looking statements, and therefore you should not place undue reliance on them. The 2005 annual report notes that the financial statements do not reflect any provisions or other adjustments that might arise from the claims and legal process initiated by Loulo against MDM. Other potential risks and uncertainties include risks associated with: fluctuations in the market price of gold, gold production at Morila, the development of Loulo and estimates of resources, reserves and mine life. For a discussion on such other risk factors refer to the annual report on Form 20-F for the year ended 31 December 2005 which was filed with the United States Securities and Exchange Commission (the 'SEC') on 29 June
2006. Randgold Resources assumes no obligation to update information in this release. Cautionary note to US investors: the 'SEC' permits companies, in their filings with the 'SEC', to disclose only proven and probable ore reserves. We use certain terms in this release, such as "resources", that the 'SEC' does not recognise and strictly prohibits us from including in our filings with the
'SEC'. Investors are cautioned not to assume that all or any parts of our resources will ever be converted into reserves which qualify as 'proven and probable reserves' for the purposes of the SEC's Industry Guide number 7.